CytoSorbents Announces Start of $1M US Army Phase II SBIR Contract and Closing of Additional Funding

MONMOUTH JUNCTION, N.J., June 27, 2013 - CytoSorbents Corporation (OTCBB: CTSO), a critical care focused company commercializing its European Union approved CytoSorb® blood filter to treat life-threatening illnesses in the intensive care unit, announced today that it has successfully completed negotiations and begun work on the previously announced $1 million Phase II SBIR (Small Business Innovation Research) contract in trauma and burn injury from the United States Army.

Over the next year, CytoSorbents will continue its collaboration with some of the leading medical researchers in the US military to explore the use of its CytoSorb® cytokine filter and newly developed technologies to treat both trauma and burn and smoke inhalation injury in large animal models. Assuming the successful completion of the Phase II work, the Company would be eligible to apply for a Phase III SBIR award that would help to fund and accelerate human clinical testing in the area of burn injury and/or trauma. This work, supported by the US Army Medical Research and Materiel Command under an amendment to Contract W81XWH-12-C-0038, has now received committed funding of $1.15 million to date.

This program is separate from the recently announced US Air Force funded and FDA-approved 30 patient human pilot study using CytoSorb® to treat rhabdomyolysis in trauma patients expected to begin in the US this year.

In addition, the Company announced that it has raised $1.1 million in new funding from investors in the form of a convertible note financing. Dr. Phillip Chan, CEO of CytoSorbents, was amongst the investors who participated in this financing. Full details of this financing will be available in a subsequent Form 8-K filing.

Dr. Chan stated, “We are pleased to have the continued support of the government and US military with award contracts, grants, and funding of our technologies well in excess of $7 million from DARPA, the US Army, the US Air Force, the US Department of Health and Human Services, the National Institutes of Health, and the New Jersey Economic Development Authority. We also thank our investors and shareholders for supporting our vision to save the lives of people around the world with our ground-breaking technologies.”

About CytoSorbents Corporation

CytoSorbents is a critical care focused therapeutic device company using blood purification to modulate the immune system - with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company’s flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine filter, designed to reduce the “cytokine storm” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the mortality is extremely high, yet no effective treatments exist. CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website:  http://www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government regulatory approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on April 3, 2013, which is available at http://www.sec.gov

Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald
(914) 669-0222
asheinwald@allianceadvisors.net

Valter Pinto
(914) 669-0222 x201
valter@allianceadvisors.net

Media Contact:

JQA Partners
Jules Abraham
(917) 885-7378
jabraham@jqapartners.com

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Source: CytoSorbents Corporation